AMENDMENT NO. 1

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS C SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated May 15, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to (i) remove Invesco Oppenheimer Intermediate Term Municipal Fund and (ii) change the name of Invesco Oppenheimer Rochester Municipals Fund to Invesco Rochester New York Municipals Fund;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

Portfolio	Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Invesco Oppenheimer Municipal Fund	Class C	0.75%	0.25%	1.00%
Invesco Oppenheimer Rochester Pennsylvania Municipal Fund	Class C	0.75%	0.15%	0.90%
Invesco Oppenheimer Rochester High Yield Municipal Fund	Class C	0.75%	0.15%	0.90%
Invesco Oppenheimer Rochester New Jersey Municipal Fund	Class C	0.75%	0.15%	0.90%
Invesco Oppenheimer Rochester AMT-Free Municipal Fund	Class C	0.75%	0.25%	1.00%

Invesco Oppenheimer Rochester California Municipal Fund	Class C	0.75%	0.25%	1.00%
Invesco Oppenheimer Rochester Limited Term California Municipal Fund	Class C	0.75%	0.25%	1.00%
Invesco Oppenheimer Rochester AMT-Free New York Municipal Fund	Class C	0.75%	0.25%	1.00%
Invesco Rochester New York Municipals Fund	Class C	0.75%	0.25%	1.00%
Invesco Oppenheimer Rochester Limited Term New York Municipal Fund	Class C	0.75%	0.25%	1.00%”